Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Bond Series, which was held on November 1, 2001, all items were passed. The final results are as follows:
Item 1. To elect a board of trustees:
Number of Shares
Nominee                                For               Withhold Authority
Jeffrey L. Shames                  2,421,395.046            135,175.637
John W. Ballen                     2,421,395.046            135,175.637
Lawrence H. Cohn, M.D.             2,421,757.374            134,813.309
The Hon. Sir J. David Gibbons, KBE 2,421,757.374            134,813.309
William R. Gutow                   2,421,395.046            135,175.637
J. Atwood Ives                     2,421,757.374            134,813.309
Abby M. O'Neill                    2,421,757.374            134,813.309
Lawrence T. Perera                 2,421,757.374            134,813.309
William J. Poorvu                  2,421,757.374            134,813.309
Arnold D. Scott                    2,421,395.046            135,175.637
J. Dale Sherratt                   2,421,757.374            134,813.309
Elaine R. Smith                    2,421,395.046            135,175.637
Ward Smith                         2,421,757.374            134,813.309
Item 2. To authorize the Trustees to adopt an amended and restated Declaration of Trust.
Number of Shares
For 2,363,205.295
Against 23,170.142
Abstain 170,195.246
Item 3. To amend certain fundamental investment policies.
Number of Shares
For 2,364,562.904
Against 16,611.190
Abstain 175,396.589
Item 4. To approve a new investment advisory agreement with Massachusetts Financial Service Company.
Number of Shares
For 2,385,491.52
Against 9,860.766
Abstain 161,218.397
Item 5. To ratify the selection of the independent public accountants for the current fiscal year.
Number of Shares
For 2,386,805.610
Against 14,206.651
Abstain 155,558.422